Exhibit 10.13

LEASE AGREEMENT

THIS LEASE is made this 8th day of May, 2017.

BETWEEN:

JOSEPH G. GASCHNITZ, an individual residing in or near the
Town of Drumheller in the Province of Alberta
(hereinafter called the “Landlord”)

- and -

BITFURY TECHNOLOGY INC., a body corporate incorporated

pursuant to the laws of British Columbia

(hereinafter called the “Tenant”)

IN CONSIDERATION of the covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged by each party to this Lease, the parties agree as follows:

ARTICLE 1	BASIC TERMS, SCHEDULES, DEFINITIONS

1.1	Basic Terms

(a)	Landlord:

Joseph G. Gaschnitz
P.O. Box 1448
Drumheller, Alberta

(b)	Tenant:

Bitfury Technology Inc.

800 – 885 West Georgia Street
Vancouver, British Columbia
V6C 3H1
Attention: Mr. Valerijs Vavilovs

(c)	Term:

(i)	Three (3) years; and

(ii)	Commencement Date: May 15, 2017.

(d)	Renewal Term: The Tenant shall be entitled to one (1) renewal term of three (3) years in accordance with Section 13.3.

(e)	Minimum Rent means the amount of $3,600.00 per acre annually for a total of $18,000.00 annually (based upon an initial Demised Premises of five (5) acres, subject to modification pursuant to subsection 1.1(g)), payable in monthly installments of $1,500.00 in accordance with Article 4.

(f)	Legal Description of Property:

THE SOUTH EAST QUARTER OF SECTION TWENTY SEVEN (27)
IN TOWNSHIP TWENTY NINE (29)
RANGE TWENTY (20)
WEST OF THE FOURTH MERIDIAN, AS SHOWN ON THE
TOWNSHIP PLAN APPROVED AT OTTAWA 3RD NOVEMBER 1908
CONTAINING 64.3 HECTARES (159 ACRES) MORE OR LESS
EXCEPTING THEREOUT THE ROADWAY AS SHOWN ON PLAN 6667GX
CONTAINING .809 HECTARES (2 ACRES) MORE OR LESS
EXCEPTING THEREOUT ALL MINES AND MINERALS

(g)	The Demised Premises shall consist of a portion of the Property outlined in red on Schedule “A” attached hereto of up to Ten (10) acres as determined by the Tenant. The Tenant shall provide the Landlord with a plan of the Property showing the Demised Premises to be used initially by the Tenant for its operations and the Tenant shall only be required to pay rent on such portion of the Property as is used by the Tenant (which may be pro-rated as required), but which may be increased by the Tenant to up to Ten (10) acres. The Tenant advises the Landlord that it initially expects to use an area of five (5) acres (as outlined in blue on Schedule “A” attached hereto.

The foregoing Basic Terms (“Basic Terms”) are hereby approved by the parties and each reference in this Lease to any of the Basic Terms shall be construed to include the provisions set forth above as well as all of the additional terms and conditions of the applicable sections of this Lease where such Basic Terms are more fully set forth.

1.2	Definitions

In this Lease, the following words, phrases and expressions are used with the meanings defined as follows:

(a)	“Additional Rent” means any monies or charges payable by the Tenant to the Landlord pursuant to any provision of the Lease, other than Minimum Rent and the amount payable pursuant to Section 4.6, all of which are recoverable by the Landlord as rent;

(b)	“Bank” means the Toronto Dominion Bank;

(c)	“Commencement Date” means the date as set out in Article 1.1(c)(ii);

(d)	“Contaminant” includes, but is not limited to, any pollutants, dangerous substances, liquid waste, toxic substances, hazardous wastes, hazardous materials, hazardous substances and contaminants including any of the foregoing as defined in any Environmental Law;

(e)	“Demised Premises” has the meaning ascribed thereto in subsection 1.1(g);

(f)	“Environment” means the components of the earth and includes:

(i)	air, land and water;

(ii)	all layers of the atmosphere;

(iii)	all organic or inorganic matter and living organisms; and

(iv)	the interacting natural systems including components referred to in the preceding subsections of this definition;

(g)	“Environmental Activity” means any activities, events or circumstances in respect of a Contaminant, including its storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation, or its Release into the Environment;

(h)	“Environmental Authority” means any international, federal, provincial or municipal ministry, department or agency which enforces Environmental Laws;

(i)	“Environmental Damage” means any direct or indirect damage from any Environmental Activity;

(j)	“Environmental Law” means any and all current and future applicable international, federal, provincial or municipal laws, by-laws, statutes, regulations, orders or judgments, relating to the environment, occupational health and safety, or any Environmental Activity;

(k)	“including” means including without limiting the generality of the foregoing unless the context otherwise specifically requires;

(l)	“Landlord” means Joseph G. Gaschnitz;

(m)	“Lease” means this document, the recitals and Schedules, if any, hereto and includes all amendments to the foregoing;

(n)	“Lease Year” means all one year periods commencing January 1 and ending the last day of December of that same year during each year of the Term;

(o)	“Minimum Rent” means the rent set out in Article 1.1(d). For greater certainty “Minimum Rent” does not include any GST, which is payable by the Tenant in addition to Minimum Rent;

(p)	“Notice” includes requests, demands, designations, statements or other writings in this Lease required or permitted to be given by the Landlord to the Tenant or by the Tenant to the Landlord and all writs, originating notices of motion, affidavits and any other ancillary documents in support of all legal proceedings;

(q)	“Order” means any claim, action, lien, prosecution, notice, work order, control order, stop order or directive, written or oral, issued from any court or Environmental Authority;

(r)	“Permitted Use” means the operation of a data centre site to process transactions on the Bitcoin Blockchain and which will be understood to include, without limitation:

(i)	related substation operations;

(ii)	storage;

(iii)	work spaces (with portable toilets); and

(iv)	access for heavy trucks and cranes;

(s)	“Property” means the lands legally described as set out in Article 1.1(e);

(t)	“Property Taxes” means all general, special, local improvement, school and water taxes, levies, rates and charges from time to time imposed against the Demised Premises, or any part thereof, by municipal or other governmental authorities having jurisdiction, together with the costs of contesting or negotiating the same, but exclusive of income taxes, business taxes, place of business taxes, estate, inheritance, succession, capital levy or transfer tax;

(u)	“Release” includes but is not limited to: spill, discharge, dispose of, spray, inject, inoculate, abandon, deposit, leak, seep, pour, emit, empty, throw, dump, place and exhaust and any definition of Release in any future applicable Environmental Law

(v)	“Sales Tax” means the Goods and Services Tax (“GST”) and any other sales tax, consumption tax, business transfer tax, value added tax or any similar tax or replacement tax imposed by the Government of Canada, or any provincial or municipal government to the extent that such tax is imposed on the Landlord or is required to be paid by or collected by the Landlord by reason of the supply of any goods or services by the Landlord to the Tenant, or any payments of Minimum Rent or Additional Rent by the Tenant to the Landlord pursuant to any provision of this Lease;

(w)	“Tenant” means Bitfury Technology Inc., its successors and permitted assigns; and

(x)	“Term” means the term of this Lease set out in Article 1.1(c)(i).

The definitions contained herein are not exhaustive of the defined terms or expressions used in this Lease and other terms or expressions may be defined throughout this Lease.

ARTICLE 2	GRANT OF LEASE

2.1	Demise of Demised Premises

The Landlord, being registered as owner of the Property does hereby lease to the Tenant the Demised Premises for the Term commencing on the Commencement Date and upon and subject to the covenants and conditions contained herein.

ARTICLE 3	TERM

3.1	Term

The term of this Lease shall be the period set out in Article 1.1(c)(i), beginning on the Commencement Date set out in Article 1.1(c)(ii). Notwithstanding the foregoing, the Tenant shall have the option of terminating this Lease at any time upon not less than six (6) months’ written notice to the Landlord. The Tenant shall be responsible for the payment of all rent up to the end of such notice period.

ARTICLE 4	RENT

4.1	Minimum Rent

The Tenant shall pay the Landlord in and for each Lease Year, Minimum Rent in the amount per annum set out in subsection 1.1(e) for the respective Lease Year, by equal consecutive monthly installments.

4.2	Payment of Minimum Rent

Instalments of Minimum Rent shall be paid strictly in advance on the first day of each and every month throughout the Term.

4.3	Pro Rata Adjustment of Rent

All rent shall be deemed to accrue from day to day, and if for any reason it shall become necessary to calculate rent for irregular periods of less than one (1) year or one (1) month, as the case may be, an appropriate pro rata adjustment shall be made in order to calculate rent for such irregular period.

4.4	Payments Generally

All payments by the Tenant to the Landlord of whatsoever nature required or contemplated by this Lease shall be:

(a)	paid to the Landlord by the Tenant in Canadian dollars;

(b)	made when due hereunder, without prior demand therefore and without any set off, compensation or deduction whatsoever;

(c)	applied towards amounts then outstanding hereunder, in such manner as the Landlord may, in its discretion, see fit, and without restricting the generality of the foregoing, the acceptance by the Landlord of any amount less than the full amount which is due and owing by the Tenant shall not constitute an accord and satisfaction or otherwise oblige the Landlord to accept in full settlement, anything less than the full amount owing and outstanding at any time;

(d)	deemed to be rent, in partial consideration for which this Lease has been entered into, and shall be payable and recoverable as rent, such that the Landlord shall have all rights and remedies against the Tenant for default in making any such payment which may not be expressly said to be rent as the Landlord has for default in payment of rent; and

(e)	subject to an overdue charge if any such payment is not made within three (3) days of the date due, which charge shall be equal to and collectible as Additional Rent at a rate equal to the Bank’s prime lending rate plus ten (10%) percent per annum, simple interest, of the overdue amount both before and after judgment. calculated and payable monthly with the next monthly instalment of Minimum Rent, all without prejudice to any other right or remedy of the Landlord.

4.5	Prepaid Rent

The Landlord hereby acknowledges receipt of the sum of Three Thousand Dollars ($3,000.00) paid to it by the Tenant representing payment of Minimum Rent (including GST) for the first and last month of the Term (based upon an initial Demised Premises of five (5) acres).

4.6	Initial Payment

The Landlord hereby acknowledges receipt of the sum of Fifteen Thousand Dollars ($15,000.00) paid to it by the Tenant representing an initial payment with respect to the Lease, which payment shall compensate the Landlord for any expenses incurred with respect to the preparation of this Lease and for initial crop loss or damage.

ARTICLE 5	TENANT’S DIRECT COSTS AND ADDITIONAL RENT

5.1	Intent of Lease

The Tenant acknowledges and agrees that it is intended that this Lease shall be a net Lease for the Landlord except as specifically otherwise set out in this Lease. It is the intent of the parties that the Tenant shall be responsible for the performance of the obligations of the Tenant and the Landlord shall not be responsible during the Term or any renewal for any costs of any nature whatsoever respecting the Demised Premises and the Tenant shall pay without deduction or set-off all costs relating to the Demised Premises, including payment of amounts required to be paid by the Tenant pursuant to the terms of this Lease, and without limiting the generality of the foregoing, that the Tenant shall be responsible for the payment of the costs set out in Articles 5.2 and 5.3 hereof.

5.2	Tenant to Pay Costs Directly

Without limiting the generality of the preceding Article, the Tenant is responsible for and shall promptly pay directly all of the following:

(a)	all utilities and services supplied to the Demised Premises;

(b)	the cost of installation, construction and maintenance of an access road or approach such that the Tenant can operate for the Permitted Use on the Demised Premises;

(c)	the cost of cleaning, waste removal and snow and ice removal for the Demised Premises; and

(d)	the cost of servicing, maintaining, operating and repairing the Demised Premises except, however, for repairs and replacements to be performed by the Landlord as defined in Article 9.4, if any.

5.3	Tenant’s Responsibility for Other Costs

Without limiting the generality of the preceding Articles, the Tenant shall pay to the Landlord, in each Lease Year during the Term hereof the aggregate of all other costs, charges and expenses in respect of the Demised Premises, including:

(a)	any increase in property taxes levied against the Property solely as a result of the Tenant’s use of the Demised Premises (the Landlord shall be responsible for the payment of all property taxes levied against the Property, including the Demised Premises); and

(b)	all Sales Tax in respect of the lease of the Demised Premises, which for avoidance of doubt includes GST, but excludes all income taxes or capital taxes of the Landlord.

5.4	Additional Rent

The Tenant is responsible for paying to the Landlord all costs as outlined in Article 5.3. The Landlord shall be entitled to collect these amounts from the Tenant as Additional Rent.

ARTICLE 6	TAXES

6.1	Tenant’s Taxes

The Tenant shall pay promptly when due all business, sales, machinery, equipment and all other taxes, assessments, charges and rates, as well as any permit or license fees, attributable to the Tenant or the business, sales or income of the Tenant conducted on or arising from the Demised Premises.

ARTICLE 7	INSURANCE

7.1	Tenant’s Insurance

(a)	The Tenant shall, during the whole of the Term and during such other time as the Tenant occupies the Demised Premises, take out and maintain the following insurance, at the Tenant’s sole expense, in such form and with such companies as the Landlord may reasonably approve:

(i)	commercial general liability insurance applying to all operations of the Tenant and against claims for bodily injury, including death, and property damage or loss arising out of the use or occupation of the Demised Premises or the Tenant’s business on or about the Demised Premises; such insurance shall be for the amount of not less than Two Million ($2,000,000.00) dollars; and

(ii)	so-called “all risks” insurance upon its machinery and equipment, trade fixtures and improvements including leasehold improvements, against breakage and damage from any covered cause of loss, all in an amount equal to replacement cost thereof.

(b)	Certificates of insurance evidencing the coverage required herein shall be provided to the Landlord upon request and the Tenant shall be responsible to provide the Landlord with notice of any changes in the Tenant’s Insurance.

ARTICLE 8	USE AND OCCUPATION

8.1	Quiet Enjoyment

The Landlord covenants with the Tenant for quiet enjoyment, for so long as the Tenant is not in default hereunder.

8.2	Use

The Tenant shall use the Demised Premises for Permitted Use only and for no other purpose without the prior written consent of the Landlord which consent may not be arbitrarily or unreasonably withheld.

8.3	Compliance with Laws

The Tenant shall carry on and conduct its business from the Demised Premises in such manner as to comply with any and all applicable statutes, bylaws, rules and regulations of any Federal, Provincial, Municipal or other competent authority from time to time in force during the Term and shall not do anything upon the Demised Premises in contravention thereof.

ARTICLE 9	CLEANING, REPAIR & REMEDIATION

9.1	Cleaning, Repair and Remediation

(a)	The Landlord represents and warrants that the Demised Premises are free from contaminants and that the Demised Premises have not been used for any Environmental Activity and there is no Environmental Damage to the Demised Premises.

(b)	The Tenant shall be permitted, in its sole discretion and at its sole cost, to obtain an environmental site assessment of the Demised Premises prepared by a qualified environmental engineer at any time after the date hereof for a period of up to three (3) months, and which shall serve as a baseline for the environmental condition of the Demised Premises.

(c)	The Tenant shall, immediately before the termination of the Term, clean and remediate the Demised Premises such that the Demised Premises is in the condition the Demised Premises were in at the Commencement Date of this Lease (reasonable wear and tear excepted).

(d)	The Tenant shall, at its sole cost, obtain an environmental site assessment of the Demised Premises prepared by a qualified environmental engineer as at the expiry or earlier termination of this Lease which shall confirm that the Tenant has completed any necessary remediation pursuant to the terms of subsection 9.1(c).

9.2	Deposit

The Tenant shall provide to the Tenant’s solicitor, as escrow agent, a deposit in the amount of $15,000 (the “Deposit”) prior to entering the Demised Premises, to ensure that the Vendor will have sufficient funds to reclaim the Demised Premises if the Tenant fails to complete the reclamation and return the Demised Premises to the condition it was in at the Commencement Date, pursuant to Article 9.1. The Deposit, or such portion thereof as is necessary to compensate the Landlord, shall be paid to the Landlord in the event that upon the expiration or earlier termination of this Lease the Tenant has not, within sixty (60) days from the date thereof, returned the Demised Premises to the condition it was in at the Commencement Date as required by Article 9.1 (reasonable wear and tear excepted).

The Landlord shall be entitled to such amount of the Deposit as is required to return, restore, repair, remove or remediate as required pursuant to this Article 9.2 and the balance of the Deposit shall be returned or released to the Tenant within sixty (60) days following the expiration or earlier termination of this Lease, or such later time as is reasonably required to complete such restoration, repair, removal or remediation.

The Deposit shall be held in the trust account of the Landlord’s solicitor and shall be invested in an interest bearing trust account with interest to be for the benefit of the Tenant.

The Landlord and the Tenant agree that the Deposit may be replaced at any time by the Tenant with a letter of credit provided by a major Canadian bank upon the same terms as the Deposit. Upon the provision of such letter of credit the Deposit shall be released to the Tenant.

9.3	View Status of Demised Premises

The Landlord may, upon reasonable notice and provided the Landlord is accompanied by a representative of the Tenant, enter the Demised Premises at any reasonable time during business hours and at any time during any emergency to view the state of the Demised Premises, including but not limited to the status of noxious weeds and any refuse, garbage or waste material on the Demised Premises, and the Landlord shall conduct its review in such manner as will cause the minimum interference with the normal business operations of the Tenant in the Demised Premises. The Tenant shall carry out all reasonable Landlord requirements to repair, maintain and upkeep as set forth in any written notice given to the Tenant.

9.4	Landlord’s Repairs

(a)	The Landlord shall not be responsible for any repairs, replacements, maintenance or upkeep on the Demised Premises or any damage to the Demised Premises, except in cases where the damage is caused by the acts or omissions or negligence of the Landlord or those for which the Landlord is responsible at law.

(b)	In fulfilling its obligations pursuant to this Article, the Landlord shall be entitled, subject to the provisions of Section 9.1, to enter the Demised Premises and shall act as expeditiously as is reasonably possible in the circumstances. The Landlord shall conduct its activities at such time during normal business hours and in such manner as will cause the minimum interference to the Tenant’s normal business operations at the Demised Premises.

9.5	Environmental Indemnity

The Tenant shall indemnify and hold harmless the Landlord for any loss, cost or damage suffered by the Landlord as a result of any Contamination or Environmental Damage to the Demised Premises caused by the Tenant or those for which the Tenant is in law responsible.

ARTICLE 10	SUBSTANTIAL DAMAGE AND DESTRUCTION, EXPROPRIATION

10.1	No Abatement of Rent

If during the Term, the Demised Premises shall be damaged or destroyed, in whole or in part, the rent shall continue to be due and payable in accordance with Article 4 and there will be no abatement of rent for the period of time that the Demised Premises is rendered and remain unusable for the purposes of the Tenant’s business.

ARTICLE 11	ASSIGNMENT, SUBLETTING, SALE OR MORTGAGE

11.1	Assignment and Subletting

(a)	The Tenant shall not assign this Lease in whole or in part, nor sublet all or any part of the Demised Premises, nor grant any license or part with possession of the Demised Premises, nor transfer any other right or interest under this Lease without the prior written consent of the Landlord in each instance, which consent may not be unreasonably or arbitrarily withheld.

(b)	Notwithstanding any assignment or sublease, the Tenant shall remain fully liable on this Lease and shall not be released from performing any of the terms, covenants and conditions of this Lease.

(c)	If the Lease is assigned or if the Demised Premises or any part thereof is sublet or occupied by anyone other than the Tenant with appropriate consent of the Landlord, the Landlord may collect rent directly from the assignee, subtenant or occupant, and apply the net amount collected, or the necessary portion thereof, to the rent herein reserved.

(d)	The prohibition against assigning, subletting, licensing, and transferring without the consent required by this Article shall be construed to include a prohibition against any such assignment, sublease, license, transfer or mortgage by operation of law.

(e)	The consent by the Landlord to any assignment, sublease, license, or transfer shall not constitute a waiver of the necessity of such consent to any subsequent assignment, sublease, license, or transfer.

(f)	All costs incurred by the Landlord in respect of any such request for consent, including reasonable legal costs on a full indemnity basis and the Landlord’s reasonable administration costs are the responsibility of and shall be paid by the Tenant forthwith upon request, whether or not the Landlord’s consent is granted.

(g)	The Tenant shall be permitted to assign this Lease or sublet all or any portion of the Demised Premises to an affiliate (as such term is defined in the Business Corporations Act (Alberta)) of the Tenant provided that the Tenant shall not be released upon such assignment or sublet and further provided that the Tenant shall provide notice to the Landlord of such assignment.

11.2	Subordination and Attornment

(a)	The Landlord shall, upon request by the Tenant, obtain from any mortgagee, trustee or holder under any mortgage, deed of trust, lien or other charge assurance to the Tenant of quiet possession so long as the Tenant is not in default hereunder pursuant to the provisions of a lease recognition agreement or non-disturbance agreement (on and subject to terms and conditions acceptable to the Landlord, the Tenant and such mortgagee, acting reasonably). This Lease and the Tenant’s rights hereunder shall be subordinate to any mortgage or mortgages, or encumbrance resulting from any other method of financing or refinancing, now or hereafter in force against the Property or any part thereof, as now or hereafter constituted, and to all advances made or hereafter to be made upon the security thereof and, upon the request of the Landlord (provided the required lease recognition or non-disturbance agreement has been provided), the Tenant shall execute such documentation as may be required by the Landlord in order to confirm and evidence such subordination.

(b)	The Tenant shall, in the event any proceedings are brought (provided the required lease recognition or non-disturbance agreement has been provided), whether in foreclosure or by way of the exercise of the power of sale or otherwise, under any mortgage or other method of financing or refinancing made by the Landlord in respect of the Property, attorn to the encumbrancer upon any such foreclosure or sale and recognize such encumbrancer as the Landlord under this Lease, should such encumbrancer so elect and require, without waiving or being deemed to waive any rights or remedies the Tenant may have with respect to any default of the Landlord hereunder.

11.3	Estoppel Certificate. Acknowledgment

Whenever reasonably requested by the Landlord, a mortgagee or an encumbrance holder or other third party having any interest in the Property, the Tenant shall within ten (10) business days of the request execute and deliver an estoppel certificate or other form of certified acknowledgment as to the Commencement Date, the status and the validity of this Lease, the state of the rental account hereunder, any incurred defaults on the part of the Landlord alleged by the Tenant, and such other information as may reasonably be required.

11.4	Sale by Landlord

In the event of a sale by the Landlord (“Selling Landlord”) of any portion or all its interest in the Property, the Selling Landlord shall provide to the Tenant an agreement whereby the purchaser agrees with the Tenant to assume this Lease, and all obligations, covenants, and responsibilities of Landlord hereunder and the Selling Landlord shall thereupon be entirely released from the performance of all terms, covenants and obligations of the Landlord under this Lease.

11.5	Tenant’s Mortgage or Financing

The Tenant shall have the right to place a mortgage or other financing on any of the Tenant’s equipment or trade fixtures on the Demised Premises and to mortgage the Tenant’s interest in this Lease and in the Demised Premises.

ARTICLE 12	ENVIRONMENTAL

12.1	Tenant’s Covenants

The Tenant covenants and agrees with the Landlord:

(a)	to comply with all Environmental Laws existing now or in the future and/or any environmental permits held by the Tenant; and

(b)	to take, within a reasonable time, all remedial action required by any Order in the event of a violation of any Environmental Law by the Tenant or Release, by the Tenant, of a Contaminant on the Demised Premises and to forthwith advise the Landlord in writing of such violation and of the remedial action being taken in respect thereto for violation of any Environmental Law.

12.2	Liability for Environmental Damage

The Tenant is responsible for and liable for all Environmental Damage occurring on or to the Demised Premises or emanating from the Demised Premises, as a result of:

(a)	any business or activity carried on the Demised Premises by the Tenant, its employees, contractors, agents and invitees; or

(b)	any Environmental Damage to the Demised Premises or the Environment caused by the Tenant, its employees, contractors, agents and invitees.

ARTICLE 13	DEFAULT, REMEDIES, TERMINATION

13.1	Default

If and whenever:

(a)	the Tenant shall be in default in the payment of any money, whether hereby expressly reserved or deemed as rent, or any part thereof, and such default shall continue for five (5) days following notice provided by the Landlord to the Tenant; or

(b)	the Tenant’s leasehold interest hereunder, or any goods, chattels or, equipment required for the operation of the Tenant’s business located in the Demised Premises shall be taken or seized in execution or attachment, or if any writ of execution shall issue against the Tenant and not be discharged within twenty one (21) days of its issuance, or the Tenant shall become insolvent or commit an act of bankruptcy or become bankrupt or take the benefit of any Act that may be in force for bankrupt or insolvent debtors or become involved in voluntary or involuntary winding up, dissolution or liquidation proceedings, or if a receiver or receiver and manager shall be appointed for the affairs, business or revenues of the Tenant; or

(c)	the Tenant shall abandon the Demised Premises or use or permit or suffer the use of the Demised Premises for any purposes other than as allowed pursuant to this Lease, or fail to remedy or rectify any act or omission hereunder; or

(d)	the Tenant shall not observe, perform and keep each and every of the covenants, agreements, stipulations, obligations, conditions and other provisions of this Lease to be observed. performed and kept by the Tenant and shall persist in such default (other than in the case of monetary payments which are governed by paragraph 13.1(a) aforesaid) after thirty (30) days following written notice from the Landlord requiring that the Tenant remedy, correct or comply or, in the case of any such material default which would reasonably require more than thirty (30) days to rectify, unless the Tenant shall commence rectification within the said thirty (30) days or provide the Landlord with a reasonable schedule for rectification within the thirty (30) day notice period and thereafter promptly, diligently and continuously proceed with the rectification of any such default;

then the Tenant shall be in default, and in each such case, the Landlord may exercise any and all rights or remedies the Landlord may have at law.

13.2	Holding Over

If the Tenant continues to occupy the Demised Premises with the written consent of the Landlord after the expiration or other termination of the Term, then, without any further written agreement, the Tenant shall be a tenant from month to month at the aggregate of:

(a)	a minimum monthly rent equal to one hundred twenty-five (125%) percent of the monthly Minimum Rent prevailing immediately prior to expiration or termination; plus

(b)	Additional Rent as herein provided;

and subject always to all of the other provisions in this Lease insofar as the same are applicable to a month to month tenancy and a tenancy from year to year shall not be created by implication of law; provided that if the Tenant continues to occupy the Demised Premises without the written consent of the Landlord at the expiration or other termination of the Term, then the Tenant shall be a tenant at will and shall pay to the Landlord, as liquidated damages and not as rent, an amount equal to the aggregate set forth above during the period of such occupancy, accruing from day to day and adjusted pro rata accordingly and subject always to all of the other provisions of this Lease insofar as they are applicable to a tenancy at sufferance and a tenancy from month to month or from year to year shall not be created by implication of law; provided that nothing herein contained shall preclude the Landlord from taking action for recovery of possession of the Demised Premises.

13.3	Renewal

In consideration of the payment of rent and other charges and provided the Tenant is not in material default under this Lease at the date of exercise of the option hereby granted, the Landlord grants to the Tenant an option, subject to the provisions below, to renew this Lease for a further term of three (3) years commencing on the expiration of the initial Term on the same terms and conditions as are herein contained excluding any provisions for free rent, bonuses, or leasehold improvements or signing inducements. The Minimum Rent for the renewal period shall be equal to the Minimum Rent for the initial term of this Lease increased by 9%. The Tenant shall provide the Landlord with written notice of its intention to renew no later than six (6) months prior to the expiration of the initial Term of the Lease. The Tenant shall have the option to terminate the renewal term upon not less than six (6) months notice to the Landlord provided the Tenant shall be responsible for all rent payable up to the date of such termination.

ARTICLE 14	REPRESENTATIONS, WARRANTIES AND OBLIGATIONS

14.1	Landlord’s Representations and Warranties

The Landlord represents and warrants that:

(a)	the Demised Premises are zoned to permit the Permitted Use;

(b)	there is no agreement, encumbrance, rule or regulation with respect to the Property or the Demised Premises which will prevent the Permitted Use; and

(c)	the Tenant shall have access to the Demised Premises from a roadway which is maintained on a year round basis by Starland County.

14.2	Confidentiality

The Landlord and the Tenant agree to keep the terms of this Lease confidential and not to disclose its terms to any party except to their financial, legal or other advisors or as otherwise required by law. The Tenant agrees that it shall not disclose the nature of the Tenant’s operations on the Demised Premises to any party except to its financial, legal or other advisors or as otherwise required by law.

14.3	Non-Disparagement

The Landlord agrees that it will not oppose any applications or operations of the Tenant on the Demised Premises provided that same are consistent with the Permitted Use and will not disparage in any way the Tenant, its business or operations (except to the extent of an actual default under this Lease).

ARTICLE 15	GENERAL PROVISIONS

15.1	Approvals

The Landlord agrees that it shall provide all necessary reasonable cooperation and support to the Tenant with respect to any permits sought or applications made provided such permits and applications are for the Permitted Use.

15.2	Relationship of Parties

Nothing contained herein shall be deemed or construed by the parties hereto, nor by any third party, as creating the relationship of principal and agent or of partnership or of joint venture between the parties hereto, it being understood and agreed that neither the method of computation of rent nor any other provision contained herein, nor any acts of the parties herein, shall be deemed to create any relationship between the parties other than the relationship of Landlord and Tenant.

15.3	Entire Agreement

This Lease sets forth all of the warranties, representations, covenants, promises, agreements, conditions and understandings between the parties concerning the Demised Premises and the Property and there are no warranties, representations, covenants, promises, agreements, conditions or understandings, either oral or written, express or implied, between them other than as set forth in this Lease.

15.4	Modifications

Except as herein otherwise provided, no subsequent alteration, amendment, change or addition to this Lease shall be binding upon the parties unless reduced to writing and signed by the parties.

15.5	Condition of Demised Premises

Subject to the compliance with the terms of this Lease by the Landlord, and without limiting the generality of the foregoing, the Tenant acknowledges that it has inspected the Demised Premises and that the Tenant has accepted the Demised Premises on an “as is” basis without representation or warranty.

15.6	Registration

Neither the Tenant nor anyone on the Tenant’s behalf or claiming under the Tenant shall register this Lease or any permitted assignment or permitted sublease of this Lease against the Property or any part thereof comprising the Demised Premises, provided that the Tenant may register a caveat in respect of its interest under this Lease.

15.7	Construed Covenant, Severability

All of the provisions of this Lease are to be construed as covenants and agreements. Should any provision of this Lease be or become illegal, invalid or not enforceable, it shall be considered separate and severable from this Lease and the remaining provisions shall remain in force and be binding upon the parties hereto and be enforceable to the fullest extent of the law.

15.8	Further Assurances

The parties hereto and each of them do hereby covenant and agree to do such things and execute such further documents, agreements and assurances as may be necessary or advisable from time to time in order to carry out the terms and conditions of this Lease in accordance with their true intent.

15.9	Governing Law

This Lease shall be governed in accordance with the laws of the Province of Alberta, the Courts of the Province of Alberta shall have exclusive jurisdiction and the parties hereto irrevocably attorn to such jurisdiction.

15.10	Time

Time shall be of the essence hereof.

15.11	Notices

Whenever any Notice, is required or permitted to be given by one party to another party under this Lease, such Notice shall be in writing and may be given by personal delivery to an individual party or to an officer, director or legal representative of a party (which will be deemed to be received on the date of such personal service), or by prepaid regular mail to the address set forth herein, provided that this is an address in Canada or the United States of America, (which will be deemed to be received on the tenth (10th) day following the date of mailing by prepaid regular mail unless that day is a Saturday, Sunday or statutory holiday in Calgary, Alberta, Canada in which case it will be deemed to be received on the next day that is not a Saturday, Sunday or statutory holiday in Calgary, Alberta. Canada), or by facsimile or other electronic transmission at the facsimile number or e-mail address provided herein, with receipt confirmed (which will be deemed to have been received on the first day, excluding any Saturday, Sunday or statutory holiday in Calgary, Alberta, Canada following the date that the facsimile or electronic transmission is received at that facsimile number or e-mail address as established by the typical receipt confirmation notice received by the sender) as follows:

To:	the Landlord:

Joseph G. Gaschnitz P.O. Box 1448 Drumheller, Alberta ____________________ Fax No.: ____________________

To:	the Tenant:

Bitfury Technology Inc. 800 – 885 West Georgia Street Vancouver, British Columbia V6C 3H1 Attention: Mr. Valerijs Vavilovs Fax No.: ____________________ e-mail: ____________________

With a copy to:

Bitfury Technology Inc.
c/o Gowling WLG (Canada) LLP
550 Burrard Street
Suite 2300, Bentall 5
Vancouver, British Columbia V6C 2B5
Attention: Mr. Brent Kerr, QC
Fax No. (604) 443-5621

Each party may only have its address for service in Canada or the United States of America and such address not be solely a post office box. Any party may change its address for service as aforesaid to another address in Canada or the United States of America, by providing Notice to all other parties in accordance with the provisions of this paragraph. No party may serve any Notice by prepaid regular mail or other mail service during any period where the postal service at the address of the sender or the receiver is affected by an interruption of normal postal service, including reason of strike, lock-out or other circumstances.

15.12	Successors Bound

All rights and liabilities herein given to, or imposed upon, the respective parties hereto shall extend to and bind the several respective heirs, executors, administrators, successors and assigns of the said parties and if there is more than one (1) Tenant, they shall all be bound jointly and severally by the terms, covenants and agreements herein on the part of the Tenant. No rights, however shall enure to the benefit of any assignee of the Tenant unless the assignment to such assignee has been first approved by the Landlord. All covenants, agreements, stipulations, obligations and other provisions of this Lease to be observed, performed and kept by the Tenant shall run with the land and therefore be enforceable by all the successors of the Landlord.

15.13	Index and Headings

The index and headings in this Lease have been inserted for reference and as a matter of convenience only and in no way define, limit or enlarge the scope or meaning of this Lease or any provisions hereof.

15.14	Contra Proforentem

The parties hereto expressly agree that the doctrine of contra proforentem shall not apply to this Lease. The Landlord acknowledges having been advised to consult with independent legal counsel before entering into this Lease and has decided to waive such representation and advice.

15.15	Copies Provided

The Landlord acknowledges that he has read and understood this Lease and has been furnished a duplicate original.

15.16	Counterpart Execution and Facsimile Delivery

This Lease may be executed in separate counterparts and delivered by facsimile or other electronic transmission.

IN WITNESS WHEREOF the parties hereto have executed this Lease as of the day and year first above written.

/s/ [ILLEGIBLE]	/s/ JOSEPH G. GASCHNITZ
Witness	JOSEPH G. GASCHNITZ

BITFURY TECHNOLOGY INC.

	Per:	/s/ [ILLEGIBLE]

Per: